Exhibit 1.02

Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Kate Corcoran Articulate Communications Inc. 212-255-0080, ext. 18 kcorcoran@articulatepr.com

For immediate release

CDC Software Joins Leading Industry Standards Group for the Enterprise Applications Market

CDC Software Becomes Member of OAGi with Key Executive Serving as Chairman of Board of
Directors

ATLANTA, HONG KONG, Dec. 27, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today it has joined the Open Applications Group Inc. (OAGi), a leading open standards group in the enterprise application industry.

Nigel Davies, vice president, Supply Chain Solutions for CDC Software, will continue to serve as chairman of the board of directors of OAGI until his term ends in early 2008 when he joins the five-member Executive Committee of the OAGi. Davies has served as chairman of the OAGi board for the past three years when he was an executive with Catalyst International, which was later acquired by CDC Software in September 2007.

OAGi, which oversees the Open Applications Group Integration Specification (OAGIS) standard, is a non-profit development organization focused on building business language standards for enterprise application interoperability. The group is committed to driving down integration costs by removing the barriers to interoperability in enterprise applications across industries on a global scale.

“We look forward to working with CDC Software,” said David Connelly, chief executive officer of the OAGi. “OAGi has established itself at the forefront of interoperability standards in the enterprise application market. This position will be further strengthened as CDC Software and our members help drive the industry to a common business language that will enable business applications to communicate more effectively within and outside the enterprise.”

“My board membership will help to ensure that our customers are well represented in the development of industry standards,” said Davies. “CDC Software’s membership in the OAGi complements our focus on service-oriented architecture (SOA) and our integration initiatives that support CDC Software’s acquisition strategy. I believe that the OAGi will help us provide a framework for integrating our current solutions and new technologies that we may acquire and/or develop in the future, which will further help to facilitate our growth.”

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit .

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to Mr. Davies’ continued participation as a board member and chairman of the OAGi, the continued status of OAGi as a leader in interoperability standards in the enterprise applications market, our ability to represent our customers in the development of industry standards, our ability to provide a framework for integrating current solutions and new and/or acquired technologies to help facilitate our growth, the ability of CDC Software to help reduce operational costs, increase on-time deliveries, optimize order fulfillment from a multiple warehouse base, improve inventory accuracy and availability and enhance customer service and other statements which are not historical fact. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of that particular industry; the continued ability of CDC Software solutions to address solutions; and the development of new functionalities which would allow certain companies to compete more effectively. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.